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                                                       Exhibit 12



         United Air Lines, Inc. and Subsidiary Companies

        Computation of Ratio of Earnings to Fixed Charges


                                            Three Months Ended
                                                 March 31
                                                 --------
                                            2000          1999
                                            ----          ----
                                               (In Millions)
Earnings:

   Earnings before income taxes             $ 204         $ 116
   Losses of affiliates                         -             2
   Fixed charges, from below                  251           248
   Undistributed (earnings) losses
     of affiliates                              3           (19)
   Interest capitalized                       (20)          (19)
                                             ----          ----
       Earnings                             $ 438         $ 328
                                             ====          ====

Fixed charges:

   Interest expense                         $ 101         $  95
   Portion of rental expense representative
     of the interest factor                   150           153
                                             ----          ----
       Fixed charges                        $ 251         $ 248
                                             ====          ====

Ratio of earnings to fixed charges           1.74          1.32
                                             ====          ====

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